Exhibit 99.1

X-Rite Appoints Rajesh K. Shah Chief Financial Officer

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--October 15, 2009--X-Rite, Incorporated (NASDAQ:XRIT) today announced that Rajesh K. Shah will be joining the Company as Executive Vice President, Chief Financial Officer and Secretary. He will assume the role on October 19, 2009. In that position, he will oversee the Company’s financial functions including accounting, financial planning and analysis, tax, treasury, compliance and investor relations. Mr. Shah will also be a member of the senior executive leadership team.

Mr. Shah is a seasoned senior financial executive including a broad-based capital markets background with significant financial and operations expertise. He has experience with both public and private organizations, working closely with corporate boards, private equity investors and existing leadership teams to build high performance cultures focused on key strategic priorities. Most recently, Mr. Shah has served as Executive Vice President and Chief Financial Officer of Cadence Innovation LLC, a global manufacturer of automotive interior systems. Prior to that, Mr. Shah served as Executive Vice President and Chief Financial Officer at Remy International, Inc., a manufacturer of automotive and commercial products from 2002 to 2006. Mr. Shah earned a Bachelor of Commerce degree from Bombay University and a Masters of Business Administration from Bowling Green University in Bowling Green, Ohio.

"Raj has a passion for simplifying complex businesses and successfully managing growth – critical elements to our long term global business strategy,” commented Thomas J. Vacchiano Jr., our Chief Executive Officer. Mr. Vacchiano also remarked that “Raj’s financial acumen and operational experience will be invaluable as we continue to navigate through uncertain economic times. We are pleased to have such an outstanding and accomplished executive joining our leadership team.”

"X-Rite is an amazing company with vast potential, and I am honored to be assuming CFO responsibilities," commented Rajesh K. Shah. “I look forward to working with all members of the X-Rite organization as we focus on driving results and creating value for our shareholders."

About X-Rite

X-Rite is the global leader in color science and technology. The company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

Forward-Looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the US Securities & Exchange Commission (“SEC”). The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.

CONTACT:
X-Rite, Incorporated
Kate Baxter
Investor Relations
616-803-2203